UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2005

Muzak Holdings LLC

Muzak Holdings Finance Corp

(Exact name of registrant as specified in its charter)

Delaware	333-78573	04-3433730
Delaware	333-78573-01	04-3433728
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3318 Lakemont Boulevard

Fort Mill, SC 29708

(Address of principal executive offices)

Registrant’s telephone number, including area code (803) 396-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Company’s management and its Board of Directors concluded on March 28, 2005 that the Company’s financial statements should be restated to correct an error resulting from revenue and accounts receivable cut-off procedures.

In preparing the Company’s 2004 year end financial statements and supporting schedules, an issue was discovered pertaining to revenue and accounts receivable cutoff procedures dating back to the time of the merger of Audio Communications Network and Muzak Limited Partnership in March 1999. The balance sheet impact of the cutoff error is an overstatement of accounts receivable, an overstatement of accrued expenses for the portion of such receivables that related to billings on behalf of our franchisees, and an understatement of inventory and accumulated deficit balances. Because the error in cut-off occurred consistently at each balance sheet date since December 31, 1999, the Company does not expect the correction of this error to result in materially different earnings for the periods reported since 1999. Although the Company is still quantifying the financial statement adjustments, the Company believes that the adjustments to earnings subsequent to 1999 will not exceed 2% of net loss in any given period.

Additionally, the Company will reclassify the Class A units issued in conjunction with the October 2000 private placement of redeemable preferred units of $7.8 million from permanent equity to temporary equity in its Form 10-K for the year ended December 31, 2004.

The Company will restate its financial statements as of December 31, 2003, for the years ended December 31, 2003 and 2002 and for the first three interim periods of the fiscal year ending December 31, 2004 in conjunction with its filing of its Form 10-K for the year ended December 31, 2004. As a result, such financial statements should no longer be relied upon.

The Company’s Chief Financial Officer has discussed this conclusion with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Muzak Holdings LLC

Date: March 31, 2005	By:	/s/ Stephen P. Villa
Stephen P. Villa Chief Operating Officer and Chief Financial Officer